Exhibit 2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of October 21, 2022, is entered into by and between Imperial Petroleum Inc., a Marshall Islands corporation (the “Corporation”), and Harry N. Vafias (the “Purchaser”).

WHEREAS, the Corporation desires to issue and sell to Purchaser, and Purchaser desires to subscribe for and purchase from the Corporation, a number of shares of Series B Preferred Stock, par value $0.01 per share, of the Corporation (“Series B Preferred Stock”), with the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions set forth in the Statement of Designation annexed hereto as Annex A (the “Statement of Designation”);

WHEREAS, the Corporation and Purchaser are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the following respective meanings:

“Purchase Price” means a total of U.S.$200,000 for all of the Shares.

“Shares” means 16,000 shares of Series B Preferred Stock to be purchased by the Purchaser and issued by the Corporation in accordance with the terms hereof.

“United States” means United States of America, its territories and possessions, any State of the United States of America or the District of Columbia.

“U.S. person” means any natural person who is a resident of the United States or to any other U.S. person (as defined in Regulation S under the Securities Act).

ARTICLE II

PURCHASE AND SALE OF SHARES

SECTION 2.1. Sale and Purchase of the Shares. Subject to the terms and conditions hereof, at the Closing the Corporation shall issue and sell to Purchaser, and the Purchaser shall subscribe for and purchase from the Corporation, the Shares in exchange for the payment of Purchase Price by the Purchaser.

SECTION 2.2. Closing Date. The closing of the sale of Shares to the Purchaser (the “Closing”) shall take place at such date, time and place, after the filing of the Statement of Designation with the Marshall Islands Registrar of Corporations, as shall be agreed by the Corporation and the Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Corporation as follows:

(a) The Purchaser has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(b) The execution, delivery and performance by the Purchaser of this Agreement will not (with or without notice or lapse of time, or both) (i) conflict with or constitute breach of, or default under, or result in the creation or imposition of any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, contract, lease, license, indenture, agreement, commitment or other legally binding arrangement to which the Purchaser is a party or by which any of its assets may be bound or (ii) result in any violation of any applicable law, statute, rule or regulation or order of any governmental authority.

(c) Except as already obtained, no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required in connection with the Purchaser’s execution, delivery and performance of this Agreement or the Purchaser’s consummation of the transactions contemplated hereby.

(d) The Purchaser represents and warrants that the Purchaser: (i) is familiar with the Corporation and its business prospects and (ii) has had an opportunity to select and consult with such attorneys, business consultants and any other person(s) the Purchaser has wished to confer with. The Purchaser acknowledges that the Corporation has made available to the Purchaser prior to the signing of this Agreement and sale of any Series B Preferred Stock, the opportunity to ask questions of any person authorized to act on behalf of the Corporation concerning any aspect of the investment and to obtain any additional information, to the extent the Corporation possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information.

(e) The Purchaser is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser has substantial knowledge and experience in financial, investment and business matters, and has the requisite knowledge and experience to evaluate the risks and merits of this investment. The decision of the Purchaser to purchase the Shares hereunder has been made by the Purchaser independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Corporation that may have been made or given to the Purchaser. The Purchaser can and will bear the economic risks of the Purchaser’s investment in the Corporation and is able to hold the Corporation’s Series B Preferred Stock indefinitely without registration and is able to sustain a complete loss of investment.

(f) The Purchaser is neither a U.S. person nor acquiring the Shares for the account or benefit of any U.S. person.

(g) This Agreement has been executed and delivered by the Purchaser outside the United States.

(h) The Purchaser is acquiring the Shares for the Purchaser’s own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part. The Purchaser has no contract, undertaking, agreement or arrangement with any other person or entity to sell, transfer or pledge any Series B Preferred Stock that the Purchaser is purchasing hereunder, and the Purchaser has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement. The Purchaser acknowledges that the Shares are not transferable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby represents and warrants to the Purchaser as follows:

(a) The Corporation is a corporation validly existing and in good standing under the laws of the Republic of the Marshall Islands. The Corporation has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement and the Statement of Designation.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

(c) The execution, delivery and performance by the Corporation of this Agreement, including the filing of the Statement of Designation and issuance of the Series B Preferred Stock, will not (with or without notice or lapse of time, or both) (i) result in any violation of any provision of its articles of incorporation or bylaws, (ii) conflict with or constitute breach of, or default under, or result in the creation or imposition of any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, contract, lease, license, indenture, agreement, commitment or other legally binding arrangement to which it is a party or by which any material amount of its assets may be bound or (iii) result in any violation of any applicable law, statute, rule or regulation or order of any governmental authority, except as would not have a material adverse effect on the Corporation and its subsidiaries, taken as a whole, or its ability to consummate the transactions contemplated hereby.

(d) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental authority is required in connection with the Corporation’s execution, delivery and performance of this Agreement or its consummation of the transactions contemplated hereby, except such as have been obtained and the filing of the Statement of Designation with the Marshall Islands Registrar of Corporations.

(e) Upon the filing of the Statement of Designation with the Marshall Islands Registrar of Corporations, the Shares will have been duly authorized and, upon issuance against payment therefore hereunder, will be validly issued, fully paid and non-assessable.

(f) The issuance, sale and delivery of the shares of Series B Preferred Stock being purchased hereunder are not subject to any preemptive rights, rights of first refusal or other similar right in favor or any person or entity.

(g) Except as specifically provided in this Article IV, the Corporation does not make any representation or warranty to the Purchaser, express or implied, with respect to the Corporation, including with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations, future cash flows, future financial condition or future business or operations of the company or the business.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Governing Law. This Agreement shall be governed by and construed under the law of the State of New York without regard to its choice of law provisions.

SECTION 5.2. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder shall be assignable by either the Corporation or Purchaser without the other’s prior written consent.

SECTION 5.3. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

SECTION 5.4. Section and Other Headings; Interpretation. The section and other headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 5.5. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

SECTION 5.6. Entire Agreement; Waiver, Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings or undertakings, written or oral. Neither this Agreement nor any provision hereof shall be waived, amended, modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, amendment, modification, change, discharge or termination is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

IMPERIAL PETROLEUM INC.

By:	/s/ Ifigeneia Sakellari
Name:	Ifigeneia Sakellari
Title:	Interim CFO

By:	/s/ Harry N. Vafias
Name:	Harry N. Vafias

[Signature Page to Imperial Petroleum Inc. Purchase Agreement]

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